SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                 MICROAGE, INC.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                                 MICROAGE, INC.

                             2400 SOUTH MICROAGE WAY
                              TEMPE, AZ 85282-1896

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 28, 2000

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MicroAge, Inc., a Delaware corporation (the "Company"), will be held at the Fiesta Inn, 2100 S. Priest Drive, Tempe, AZ 85282, on Tuesday, March 28, 2000, at 4:00 p.m., Arizona time, for the following purposes:

     1. to elect two Class II Directors to serve until the 2003 Annual Meeting of Stockholders or until their successors are elected and qualified; and

     2. to transact such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on February 3, 2000 are entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder, for any purposes germane to the meeting, at the offices of the Company, at 2400 South MicroAge Way, Tempe, AZ 85282-1896, during normal business hours commencing March 15, 2000.

                             YOUR VOTE IS IMPORTANT!

                                        By order of the Board of Directors,



                                        James H. Domaz
                                        Secretary

Tempe, AZ
February 23, 2000

                                TABLE OF CONTENTS


PROXY STATEMENT                                                                1
  ELECTION OF DIRECTORS                                                        2
    NOMINEES                                                                   2
    DIRECTORS CONTINUING IN OFFICE                                             3
  SECURITY OWNERSHIP OF MANAGEMENT AT DECEMBER 31, 1999                        4
  OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS                           5
  PRINCIPAL STOCKHOLDERS                                                       7
  EXECUTIVE COMPENSATION                                                       8
    SUMMARY COMPENSATION TABLE                                                 8
    OPTION/SAR GRANTS IN LAST FISCAL YEAR                                     10
    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
      AND FISCAL YEAR-END OPTION/SAR VALUES                                   11
    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN PENSION BENEFITS                   12
    EMPLOYMENT CONTRACTS AND RELATED MATTERS                                  13
    REPORT OF THE COMPENSATION COMMITTEE
      ON EXECUTIVE COMPENSATION                                               14
  STOCK PERFORMANCE GRAPH                                                     17
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                              18
  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE REQUIREMENTS        18
  AUDITORS                                                                    18
  STOCKHOLDER NOMINATIONS AND PROPOSALS                                       18

                                 MICROAGE, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MARCH 28, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MicroAge, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, March 28, 2000, at 4:00 p.m., Arizona time (the "2000 Annual Meeting"), and at any adjournment or adjournments thereof. Only stockholders of record at the close of business on February 3, 2000 (the "Record Date") will be entitled to notice of and to vote at the meeting. On the Record Date, the Company had outstanding 21,727,611 shares of Common Stock, par value $.01 per share ("Common Stock"). There are no other voting securities outstanding.

     Each stockholder is entitled to one vote per share for the election of directors as well as on all other matters that may be properly brought before the meeting. If the accompanying proxy is signed and returned, the shares represented thereby will be voted in accordance with any directions on the proxy. If a proxy does not specify how the shares represented thereby are to be voted in connection with the election of the director nominees, it is intended that it will be voted for the director nominees named herein. A stockholder may revoke the proxy at any time prior to the voting thereof by giving due notice of such revocation to the Company, by executing and duly delivering a subsequent proxy, or by attending the 2000 Annual Meeting and voting in person. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about February 23, 2000.

     The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the 2000 Annual Meeting. If a quorum is present, a plurality of the votes cast at the 2000 Annual Meeting is required for the election of directors. Each other matter being submitted to the stockholders for approval requires the affirmative vote of a majority of the aggregate number of shares present at the 2000 Annual Meeting and entitled to vote on that matter. Abstentions are counted as "shares present" for purposes of determining the presence of a quorum on any matter and will not affect the outcome of the vote on such matter. Broker non-votes with respect to any matter are not considered "shares present" and will not affect the outcome of the vote on such matter.

     In addition to the use of the mails, proxies may be solicited by directors, officers, or regular associates (employees) of the Company in person, by telegraph, telecopy, telephone, or other electronic means, including e-mail. The Company has retained American Stock Transfer and Trust Company to assist in the distribution of proxy solicitation materials and the solicitation of proxies for an anticipated fee of $6,000. The Company will pay all expenses of the solicitation.

     As of the date of this Proxy Statement, the Company knows of no matters to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes: Class I, Class II, and Class III. Each director is elected for three years and the terms are staggered so that only one class is elected by the stockholders annually. At the 2000 Annual Meeting, two Class II directors will be elected to serve until the 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     It is the intention of those persons named in the accompanying form of proxy or their substitutes to vote for the election of the nominees listed below unless instructed to the contrary. However, if any nominee named herein at the time of the election becomes unavailable to serve (which is not anticipated) and, as a consequence, other nominees are designated, the persons named in the proxy or their substitutes will have the discretion or authority to vote or refrain from voting in accordance with their judgment with respect to the other nominees.

                   NOMINEES FOR ELECTION AS CLASS II DIRECTORS
                     (TERM TO EXPIRE AT 2003 ANNUAL MEETING)

     JEFFREY D. MCKEEVER, 57, has served as Chief Executive Officer of the Company since February 1987 and as Chairman of the Board since October 1991. He co-founded the Company in August 1976 and has served as a director of the Company since October 1976. He also served as President from June 1995 to January 1996, January 1993 to February 1993, and February 1987 to October 1991, Chairman of the Board and Secretary from October 1976 to February 1987, and as Treasurer from October 1976 to February 1983 and from February 1987 to December 1988. Pursuant to his employment agreement, the Company has agreed to have the Board of Directors nominate Mr. McKeever for election to the Board of Directors of the Company as long as he owns at least 80,000 shares of Common Stock. See "Employment Contracts and Related Matters" for additional information regarding Mr. McKeever's employment agreement.

     STEVEN G. MIHAYLO, 56, was elected a director of the Company in 1988. Since 1969, Mr. Mihaylo has served as Chief Executive Officer and since 1983 as Chairman of the Board of Inter-Tel, Incorporated, a publicly-held company that designs, manufactures, and services digital and analog telephone systems and voice processing systems, and provides long distance services.

                         DIRECTORS CONTINUING IN OFFICE

                               CLASS III DIRECTORS
                     (TERM TO EXPIRE AT 2001 ANNUAL MEETING)


     CYRUS F. FREIDHEIM, JR., 64, was elected a director of the Company effective January 29, 1998. Since 1990, Mr. Freidheim has served as Vice
Chairman of Booz, Allen & Hamilton, Inc., an international management and technology consulting firm. Mr. Freidheim is also a director of Household International, Inc. and Security Capital Group.

     ROY A. HERBERGER, JR., 57, was elected a director of the Company effective January 18, 1996. Since 1989, Mr. Herberger has served as President of
Thunderbird, the American Graduate School of International Management. Mr. Herberger is also a director of Pinnacle West Capital Corporation.

                                CLASS I DIRECTORS
                     (TERM TO EXPIRE AT 2002 ANNUAL MEETING)

     LYNDA M. APPLEGATE, 50, was elected a director of the Company effective January 18, 1996. Since 1986, Ms. Applegate has served as a Professor at the Harvard Business School.

     WILLIAM H. MALLENDER, 64, was elected a director of the Company in 1987. Mr. Mallender is Chairman of the Board of the IAP Aerospace Group, Inc. of Hartford, CT, and IAP Aircraft, Ltd. of London, England, and Vice Chairman of Alpha Engineering Associates, Inc. of Long Beach, CA. From 1983 until June 1997, Mr. Mallender served as Chairman of the Board and Chief Executive Officer of Talley Industries, Inc.

     DIANNE C. WALKER, 43, was elected a director of the Company effective April 3, 1998. She is an independent consultant on electric utility mergers and acquisitions and asset purchase transactions. Ms. Walker served as an electric energy consultant for Bear Stearns and Kidder Peabody from January 1990 to December 1994. Ms. Walker is also a director of Arizona Public Service Company, Comdial Corporation, and Microtest, Inc.

              SECURITY OWNERSHIP OF MANAGEMENT AT DECEMBER 31, 1999

                                           NUMBER OF SHARES       PERCENTAGE OF
                                            OF COMMON STOCK       COMMON STOCK
                                             BENEFICIALLY         BENEFICIALLY
NAME                                           OWNED (1)             OWNED
----                                           ---------             -----
Lynda M. Applegate                               6,517                 (2)
James R. Daniel                                155,904                 (2)
Cyrus F. Freidheim, Jr.                          8,850                 (2)
Alan P. Hald                                 169,393(3)                (2)
Roy A. Herberger, Jr.                            7,017                 (2)
Christopher J. Koziol                          118,447                 (2)
William H. Mallender                          16,017(4)                (2)
James G. Manton                                 47,419                 (2)
Jeffrey D. McKeever                          721,627(4)               3.4%
Steven G. Mihaylo                               14,517                 (2)
Robert G. O'Malley                            61,787(3)                (2)
Dianne C. Walker                                 5,184                 (2)
All executive officers and directors
as a group (17 persons) (5)                  1,472,316                6.8%

----------
(1) Includes shares, if any, held by spouse; held in joint tenancy with spouse; held by or for the benefit of the listed individual (or group member) or one or more members of his immediate family; with respect to which the listed individual (or group member) has or shares voting or investment powers (including shares allocated to the listed individual's (or group member's) account under the MicroAge, Inc. Retirement Savings Plan); subject to stock options that were exercisable on December 31, 1999 or within 60 days thereafter, or in which the listed individual (or group member) otherwise has a beneficial interest. At December 31, 1999, all directors and executive officers as a group owned beneficially an aggregate of 1,472,316 shares (6.8%), of which 879,381 shares, including 2,517 shares for Ms. Applegate, 110,269 shares for Mr. Daniel, 3,350 shares for Mr. Freidheim, 122,679 shares for Mr. Hald, 2,517 shares for Mr. Herberger, 99,068 shares for Mr. Koziol, 3,517 shares for Mr. Mallender, 47,419 shares for Mr. Manton, 353,100 shares for Mr. McKeever, 3,517 shares for Mr. Mihaylo, 55,000 shares for Mr. O'Malley, and 1,184 shares for Ms. Walker are subject to stock options granted by the Company that were exercisable on December 31, 1999 or within 60 days thereafter.

(2) Common Stock beneficially owned does not exceed one percent (1%) of the outstanding Common Stock at December 31, 1999.

(3) Messrs. Hald and O'Malley's beneficial ownership figures are stated as of the date of their last day of employment with the Company, November 1, 1999 and June 30, 1999, respectively.

(4) Mr. McKeever disclaims beneficial ownership in 11,925 of these shares held by family members. Mr. Mallender disclaims beneficial ownership in 1,000 of these shares held by his spouse.

(5) Includes Messrs. Daniel, Hald, Manton, and O'Malley, each of whom is no longer employed by the Company.

               OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

     BOARD OF DIRECTORS' MEETINGS, AUDIT, COMPENSATION, AND CORPORATE GOVERNANCE COMMITTEES. The Company's Board of Directors met in person or acted by written consent fifteen times during the fiscal year ended October 31, 1999 ("fiscal year 1999"). The Board of Directors maintains a standing Audit Committee, Compensation Committee, and Corporate Governance Committee. Directors who are not officers or associates (employees) of the Company receive an $18,000 annual retainer fee and $1,500 for attendance at regular Board meetings, $1,000 for attendance at special Board meetings, and $1,000 for attendance at meetings of committees of which they are members. Each Committee Chairperson receives an additional annual retainer fee of $3,000. Mr. Mallender, as lead director of the Company, receives an additional annual retainer fee of $3,000. Directors are reimbursed for reasonable travel expenses incurred to attend Board or Committee meetings.

     The Audit Committee is responsible for recommending the appointment of the Company's independent accountants to the full Board and for reviewing and evaluating the Company's accounting principles, its system of internal accounting controls, and its Code of Conduct. The Audit Committee met two times during fiscal year 1999, and consisted of Messrs. Mihaylo (Chairman) and Freidheim and Mss. Applegate and Walker.

     The Compensation Committee acts on matters relating to the compensation of directors, senior management, and key associates (employees) of the Company, including the granting of stock options and the approval of employment agreements. The Compensation Committee met in person or acted by written consent ten times during fiscal year 1999, and consisted of Messrs. Mallender (Chairman), Herberger, and Freidheim and Ms. Applegate.

     The Corporate Governance Committee is responsible for making recommendations to the full Board of Directors with respect to director nominees, officer appointments, and Board Committee members, and is responsible for reviewing labor relations matters. The Corporate Governance Committee met two times during fiscal year 1999, and consisted of Messrs. Herberger (Chairman), Mallender, and Mihaylo and Ms. Walker.

     During fiscal year 1999, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served.

     1995 DIRECTOR INCENTIVE PLAN. Under the Company's 1995 Director Incentive Plan, as amended (the "Director Plan"), on November 1 of each year, beginning in 1998 and ending in 2004, each person serving as a director of the Company who is not also an associate (employee) of the Company is automatically granted (i) 1,000 shares of Common Stock, subject to certain restrictions as described below ("Director Restricted Stock"), and (ii) options to purchase 2,500 shares of Common Stock ("Director Options"). The Director Plan also provides that on the date of the first Board meeting at which a non-employee director first serves on the Company's Board of Directors that person will automatically be granted 1,000 shares of Director Restricted Stock and 2,500 Director Options. Non-vested Director Restricted Stock continues to vest for up to three years and Director Options continue to vest following the cessation of an individual's service as a director. The Company's Board of Directors or a committee of the Board may grant Director Options and Director Restricted Stock at its discretion. Messrs. Freidheim, Herberger, Mallender and Mihaylo and Mss. Applegate and Walker were each granted 1,000 shares of Director Restricted Stock and 2,500 Director Options effective November 1, 1999.

     The restrictions on the Director Restricted Stock will lapse on the later of (i) the date the director owns (for one year) shares of Common Stock, but the restrictions will lapse on one share of Director Restricted Stock for each two shares of unrestricted stock the director owns; and (ii) the date the shares of Director Restricted Stock "vest." The Director Restricted Stock has two vesting hurdles. First, the Director Restricted Stock vests in one-third increments over the three years following the date of grant. Second, the Director Restricted Stock vests in one-third increments following the date of grant only if the Common Stock trades above certain specified prices after the first vesting hurdle occurs. In the case of the Director Restricted Stock granted on November 1, 1999, the Common Stock must trade at or above (i) $2.68 on or after November 1, 2000; (ii) $2.95 on or after November 1, 2001; and (iii) $3.25 on or after November 1, 2002.

     The exercise price of the Director Options is the fair market value of the Common Stock on the relevant grant date (i.e., each November 1). In the case of the Director Options granted on November 1, 1999, the exercise price is $2.4375 per share. Each Director Option has two vesting hurdles. First, the Director Options vest in one-third increments over the three-year period following the date of grant. Second, the Director Options vest in one-third increments over the three years following the date of grant only if the Common Stock trades at or above certain specified prices after the first vesting hurdle occurs. In the case of the Director Options granted on November 1, 1999, the Common Stock must trade at or above (i) $2.68 on or after November 1, 2000; (ii) $2.95 on or after November 1, 2001; and (iii) $3.25 on or after November 1, 2002.

     1999 DIRECTORS' FEE WAIVERS. Each person serving as a director of the Company who is not also an associate (employee) of the Company was eligible to waive fees otherwise payable in fiscal 1999 in exchange for options to purchase MicroAge Common Stock at an exercise price of $5.875 per share, with such options vesting in one-third increments over three years, commencing May 1, 2000. The directors participating, amounts waived, and number of options granted are as follows: Ms. Applegate ($31,000/21,107); Mr. Freidheim ($31,000/21,107);
Mr.  Herberger  ($10,000/6,809);  Mr.  Mallender  ($30,000/20,426);  Mr. Mihaylo
($17,000/11,575); and Ms. Walker ($10,000/6,809).

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock by each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock:

                                      NUMBER OF SHARES         PERCENTAGE OF
                                      OF COMMON STOCK          COMMON STOCK
NAME AND ADDRESS                        BENEFICIALLY           BENEFICIALLY
OF BENEFICIAL OWNER                       OWNED (1)               OWNED (2)
-------------------                       ---------               ---------
Dimensional Fund Advisors Inc. (3)        1,412,600                6.78%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Thomson Horstmann & Bryant, Inc. (4)      1,197,500                5.75%
Park 80 West, Plaza Two
Saddle Brook, NJ 07663

----------
(1) The beneficial ownership information regarding: (i) Dimensional Fund Advisors Inc. is as of February 3, 2000 and (ii) Thomson Horstmann & Bryant, Inc. is as of January 25, 1999. For certain additional information with respect to beneficial ownership of the Common Stock, see "Security Ownership of Management at December 31, 1999," "Executive Compensation," and "Certain Relationships and Related Transactions."

(2) The percentage of Common Stock beneficially owned is based on the number of shares of Common Stock outstanding on December 31, 1999.

(3)  Dimensional  Fund Advisors Inc. is an investment  advisor  registered under
     Section 203 of the Investment Advisors Act of 1940. Dimensional Fund Advisors Inc. has sole dispositive power with respect to 1,412,600 shares and sole voting power with respect to 1,412,600 shares. The information contained in this section was obtained from a Schedule 13G dated February 4, 2000 filed by Dimensional Fund Advisors Inc. with the SEC. The Company makes no representation as to the accuracy or completeness of the information reported.

(4)  Thomson Horstmann & Bryant,  Inc. is an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940. Thomson Horstmann & Bryant, Inc. has sole dispositive power with respect to 1,197,500 shares, sole voting power with respect to 751,900 shares, and shared voting power with respect to 19,800 shares. The information contained in this section was obtained from a Schedule 13G dated January 25, 1999, filed by Thomson Horstmann & Bryant, Inc. with the SEC. The Company makes no representation as to the accuracy or completeness of the information reported.

                             EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal years ended October 31, 1999, November 1, 1998, and November 2, 1997, compensation awarded to or paid by the Company and its subsidiaries to the Company's Chief Executive Officer and its four most highly compensated executive officers at October 31, 1999, and one former executive officer who departed from the Company during fiscal year 1999 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                        -----------------------------------------------
                                           ANNUAL COMPENSATION                 AWARDS                 PAYOUTS
                                       ------------------------------   ----------------------   ----------------------
                                                                        RESTRICTED   SECURITIES
                                                         OTHER ANNUAL     STOCK      UNDERLYING    LTIP     ALL OTHER
                                       SALARY     BONUS  COMPENSATION    AWARD(S)   OPTIONS/SARS  PAYOUTS  COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    ($)(1)     ($)(1)     ($)           ($)           (2)        ($)       ($) (3)
---------------------------    ----    ------     ------     ---           ---           ---        ---       -------
James R. Daniel (4)
  Executive Vice President     1999    236,000    18,010      0            0           117,873       0        31,595
  Chief Financial              1998    340,008    18,010      0            0           100,000       0        33,572
  Officer and Treasurer        1997    322,833   196,399      0            0            10,000       0        23,667

Alan P. Hald (4)               1999    325,008    13,831      0            0                 0       0     1,304,578(5)
  Secretary                    1998    325,008    13,831      0            0                 0       0        67,336
                               1997    318,500   105,880      0            0             5,000       0        73,454

Christopher J. Koziol (6)      1999    270,000     4,018      0            0           140,851       0        21,752
  Executive Vice President;    1998    262,506   120,000      0            0           125,000       0        25,188
  President, MicroAge          1997    208,833   159,200      0            0            10,000       0        20,747
  Technology Services, L.L.C.

James G. Manton (4)            1999    283,092    43,750      0            0           118,043       0        14,392
  President and Secretary,     1998    226,250    80,166      0            0            40,000       0        11,176
  Pinacor, Inc.                1997    192,500    60,250      0            0                 0       0         6,770

Jeffrey D. McKeever            1999    573,470    36,403      0            0           190,639       0       106,301
  Chairman of the Board and    1998    650,000    36,403      0            0           369,000(7)    0        96,123
  Chief Executive Officer      1997    587,500   371,321      0            0                 0       0        93,310

Robert G. O'Malley (4)         1999    246,923   117,385      0            0            42,681       0       114,693
  Former Chief Executive       1998    330,000   111,652      0            0            10,000       0        27,278
  Officer, Pinacor, Inc.       1997    300,000   129,021      0            0           155,035       0        24,127

----------
(1) See footnote 2 below for a discussion of (a) the MicroAge, Inc. 1999 Management Equity Program (the "1999 MEP"), under which each of the Named Executive Officers (other than Mr. Hald) received option grants by agreeing to reduce his compensation, (b) the MicroAge, Inc. 1997 Management Equity Program (the "1997 MEP"), under which each of Mr. O'Malley and Mr. Manton received options by agreeing to reduce his compensation, and (c) the MicroAge, Inc. 1994 Management Equity Program (the "1994 MEP"), under which each of the Named Executive Officers (other than Messrs. Manton and O'Malley) received option grants by agreeing to reduce his compensation.

(2) Under the 1994 MEP, the 1997 MEP, and the 1999 MEP, executive officers elected to restructure their compensation packages by reducing their salary and bonus for a period of one to four years in exchange for option grants.

     Under the 1994 MEP, options were granted in 1994 and, thus, do not appear in the above chart. Mr. O'Malley and Mr. Manton were the only Named Executive Officer participating in the 1997 MEP. The total number of 1997 MEP options granted to each of Mr. O'Malley and Mr. Manton under the 1997 MEP was as follows: Mr O'Malley (135,035); Mr. Manton (59,574). The total number of 1999 options granted to each of the Named Executive Officers (other than Mr. Hald) under the 1999 MEP was as follows: Mr. Daniel (57,873); Mr. Koziol (40,851); Mr. Manton (18,043); Mr. McKeever (110,639);
     Mr. O'Malley (32,681).

     During the 1997 fiscal year, the 1994 MEP and 1997 MEP compensation reductions for each of the Named Executive Officers were as follows: Mr. McKeever ($12,500 salary reduction); Mr. Hald ($6,500 salary reduction); Mr. Daniel ($2,167 salary reduction); Mr. Koziol ($1,167 salary reduction); Mr. Manton ($12,500 salary reduction and $37,500 bonus reduction) and Mr. O'Malley ($40,000 salary reduction and $70,000 bonus reduction). During the 1998 fiscal year, the 1997 MEP compensation reduction for Mr. O'Malley consisted of $40,000 in salary and $70,000 in bonus. During the 1999 fiscal year, the 1997 MEP and 1999 MEP compensation reductions for each of the Named Executive Officers (other than Mr. Hald) were as follows: Mr. Daniel ($42,500 salary reduction); Mr. Koziol ($30,000 salary reduction); Mr. Manton ($19,500 salary reduction and $43,750 bonus reduction); Mr. McKeever ($76,530 salary reduction); Mr. O'Malley ($34,667 salary reduction and $53,333 bonus reduction).

(3) The 1999 amounts include, as to each named individual, the following amounts for the indicated purposes: Mr. Daniel (life insurance premiums:
     $13,925; the Company's contribution to the MicroAge, Inc. Executive Supplemental Savings Plan (the "ESSP"): $7,690; and the above-market interest credited to the Named Executive Officer's account under the ESSP (the "Interest"): $9,980); Mr. Koziol (life insurance premiums: $12,054; ESSP contribution: $9,285; and Interest as defined above: $413); Mr. Manton (life insurance premiums: $8,394; ESSP contribution: $5,571; and Interest as defined above: $427); Mr. McKeever (life insurance premiums: $88,289; ESSP contribution: $9,344; and Interest as defined above: $8,668); Mr. O'Malley (life insurance premiums: $14,007; cash surrender value of insurance policies: $60,722; Interest as defined above: $2,810; and accrued vacation pay: $37,154).

(4) Mr. Daniel is no longer employed with the Company, effective as of February 15, 2000. Mr. Hald is no longer employed with the Company, effective as of November 1, 1999. Mr. Manton is no longer employed with the Company, effective as of February 15, 2000. Mr. O'Malley is no longer employed with the Company, effective as of June 30, 1999.

(5) All Other Compensation for Mr. Hald consisted of the following: life insurance premiums: $58,263; ESSP contribution: $4,063; and severance payment of $1,242,252, which consisted of three times his base salary immediately prior to termination, his average annual bonus paid to him for the three prior fiscal years, and accrued vacation pay.

(6) Mr. Koziol was elected President and Chief Operating Officer of the Company, effective February 15, 2000.

(7) In addition to the options to purchase Company Common Stock granted to Mr. McKeever during fiscal year 1998, Mr. McKeever was also granted an option to purchase sixty (60) shares of common stock of Pinacor, Inc., a wholly-owned subsidiary of the Company ("Pinacor"), representing six percent (6%) of Pinacor's outstanding common stock as of May 2, 1998, at an exercise price of $150,000 per share (the "Pinacor Option"). The Pinacor Option was subsequently canceled with the consent of Mr. McKeever.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning grants of stock options to the named executive officers of the Company during the fiscal year ended October 31, 1999:

                                             INDIVIDUAL GRANTS
                                             -----------------
                                      PERCENT OF                                  POTENTIAL REALIZABLE
                        NUMBER OF        TOTAL                                   VALUE AT ASSUMED ANNUAL
                        SECURITIES    OPTIONS/SARS                              RATE OF STOCK APPRECIATION
                        UNDERLYING     GRANTED TO                                    FOR OPTION TERM
                         OPTIONS/     ASSOCIATES IN  EXERCISE PRICE  EXPIRATION --------------------------
NAME                   SARS GRANTED    FISCAL YEAR    (PER SHARE)       DATE         5%          10%
----                   ------------    -----------    -----------       ----         --          ---
James R. Daniel           10,000          0.76%         $16.56        01/28/09     104,300     263,800
                          50,000          3.78%          $5.44        04/01/09     171,500     433,500
                          57,873          4.38%         $5.875        04/23/09     213,841     542,559

Alan P. Hald                   0             --             --           --             --          --

Christopher J.Koziol      50,000          3.78%         $16.56        01/28/09     521,500   1,319,000
                          50,000          3.78%          $5.44        04/01/09     171,500     433,500
                          40,851          3.09%         $5.875        04/23/09     150,944     382,978

James G. Manton           50,000          3.78%         $16.56        01/28/09     521,500   1,319,000
                          50,000          3.78%          $5.44        04/01/09     171,500     433,500
                          18,043          1.36%         $5.875        04/23/09      66,669     169,153

Jeffrey D. McKeever       80,000          6.05%          $5.44        04/01/09     274,400     693,600
                         110,639          8.37%         $5.875        04/23/09     408,811   1,037,241

Robert G. O'Malley        10,000          0.76%         $16.56        01/28/09     104,300     263,800
                          32,681          2.47%         $5.875        04/23/09     120,756     306,384

Total                    610,087

     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

     The following table sets forth information concerning option exercises by the Named Executive Officers of the Company during the fiscal year ended October 31, 1999 and the value of such officers' unexercised options at October 31, 1999. There were no outstanding SARs as of October 31, 1999.


                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                        OPTIONS/SARS AT           IN-THE-MONEY OPTIONS/
                          SHARES                        FISCAL YEAR-END         SARS AT FISCAL YEAR-END ($)
                         ACQUIRED      VALUE       ---------------------------  ---------------------------
NAME                   ON EXERCISE   REALIZED ($)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----                   -----------   ------------  -----------   -------------  -----------   -------------
James R. Daniel              0           0            83,330        215,281          0              0
Alan P. Hald                 0           0            91,760         48,878          0              0
Christopher J. Koziol        0           0            77,649        269,394          0              0
James G. Manton              0           0            37,419        266,198          0              0
Jeffrey D. McKeever          0           0           296,409        569,841          0              0
Robert G. O'Malley           0           0            55,000        140,482          0              0

             SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN PENSION BENEFITS

                                                 PENSION TABLE YEARS
                                             OF BENEFIT ACCRUAL SERVICE
                                           ------------------------------
FINAL AVERAGE PAY                              5         10         15
-----------------                          --------   --------   --------
$250,000                                   $ 57,609   $115,218   $172,844
$300,000                                   $ 70,108   $140,215   $210,344
$350,000                                   $ 82,606   $165,213   $247,844
$400,000                                   $ 95,105   $190,210   $285,344
$450,000                                   $107,604   $215,208   $322,844
$500,000                                   $120,103   $240,205   $360,344
$550,000                                   $132,602   $265,202   $397,844
$600,000                                   $145,101   $290,199   $435,344
$650,000                                   $157,600   $315,196   $472,844
$700,000                                   $170,099   $340,193   $510,344

     The Company maintains a non-qualified deferred compensation plan for executives who are selected for participation by the Board and who have attained age 50 and completed 10 years of service with the Company. This plan, which is known as the "Supplemental Executive Retirement Plan" or "SERP," provides a benefit to a participant upon retirement or termination of employment. The annual benefit, payable in the form of a life annuity, equals 75% of the average of the participant's compensation for the highest five calendar years out of the fifteen calendar years preceding retirement or termination, reduced by the participant's "Other Benefits." The "Other Benefits" are the participant's annual Social Security benefit (based on the participant's compensation at the time of termination of employment) and an annuity that is actuarially equivalent to the sum of the participant's employer contribution accounts in the 401(k) Plan and the MicroAge, Inc. Executive Supplemental Savings Plan ("ESSP"). The annual benefit payable under the SERP is reduced proportionately if the participant terminates employment with less than 15 years of "Benefit Accrual Service" (service after age 50). Compensation, for purposes of calculating the annual benefit is generally defined as amounts considered to be "wages" under Internal Revenue Code (the "Code") Section 3401(a), salaries or bonuses deferred under any Company deferred compensation plan, and any participant contribution to the 401(k) plan, but excluding a certain Warrant Restitution and Founder's Bonus paid to Mr. McKeever.

     Once calculated, the annual benefits are paid in the form of an actuarially equivalent lump sum. No benefits will be paid under the SERP if a participant dies prior to his retirement or other termination from employment.

     The table above shows estimated annual benefit payments on a life-annuity basis. The estimated annual benefit payments included in the table reflect an offset for the estimated Social Security benefit payments, but the table does not reflect an offset for the value of the participant's 401(k) or ESSP employer account balances.

     Mr. McKeever currently is the only participant in the SERP. Mr. McKeever has seven years of Benefit Accrual Service and is expected to have 15 years of Benefit Accrual Service at normal retirement at age 65. A separate trust has been established and funded that will serve as the funding vehicle for the benefits due to Mr. McKeever. The trust assets are available to pay the claims of Company creditors in certain instances. Initially, the only assets of the trusts will be the Company's interests under various life insurance policies on the life of Mr. McKeever. The imputed income for the death coverage under some of these policies is included in the insurance premiums paid on behalf of Mr. McKeever and referenced in footnote 3 to the Summary Compensation Table.

     Mr.  Hald was a  participant  in the  SERP  when he was  employed  with the
Company. Mr. Hald will receive a lump sum payment in the amount of $594,863 during fiscal year 2000 for his SERP lump sum payment in connection with his separation from the Company.

                    EMPLOYMENT CONTRACTS AND RELATED MATTERS

     Messrs. McKeever and Koziol are each employed pursuant to an employment agreement with the Company for a period of three years for Mr. McKeever and two years for Mr. Koziol. Each agreement is terminable by either party at any time and provides for an automatic renewal of the agreement unless otherwise terminated so that the remaining term of the agreement is always the length of each of the named officer's original term described immediately above. Each agreement includes restrictions and noncompetition covenants during the term of the agreement and for a period of 24 months after termination of employment. Upon the Company's termination of the executive's employment without cause following a change of control or, under certain circumstances, upon the executive's termination of employment following a change of control, the Company must pay a lump sum severance pay benefit up to, for Mr. McKeever: three times
(i) his base salary for the prior fiscal year and (ii) his incentive bonus for the prior fiscal year and for Mr. Koziol: two times (i) his base salary for the prior fiscal year and (ii) the average of his incentive bonuses for the two prior fiscal years. Upon the Company's termination of the executive's employment without cause prior to a change of control or, under certain circumstances, upon the executive's termination of employment prior to a change of control, the Company must pay a severance pay benefit equal to, for Mr. McKeever: three times
(i) his base salary in effect immediately prior to termination and (ii) the average of his incentive bonuses for the three prior fiscal years and for Mr.
Koziol: two times (i) his base salary in effect immediately prior to termination and (ii) the average of his incentive bonuses for the two prior fiscal years.

     In addition, the Company may elect, during the term of the noncompetition covenant, to pay supplementary severance pay to Mr. McKeever in an amount equal to his monthly pay. Also, upon termination of Mr. McKeever's employment for specified circumstances, including a material change in the employment relationship, a change in control of the Company, or termination by the Company without cause, Mr. McKeever has certain additional rights including the following: (i) the right to sell to the Company all Common Stock beneficially owned by him as of his termination date, at the fair market value of the Common Stock on the termination date, subject to certain limitations; and (ii) should he hold any stock options which have not vested, receive, as additional severance pay, a lump sum payment in an amount equal to the excess, if any, of the fair market value of the shares subject to outstanding stock options over the exercise price specified in all non-vested stock options, subject to certain limitations.

     Mr. O'Malley was employed as Chief Executive Officer of Pinacor, Inc. pursuant to an employment agreement, until June 30, 1999. Upon the cessation of his employment, Mr. O'Malley received $37,154 in accrued vacation pay under the terms of his employment agreement. Mr. O'Malley also received his split-dollar insurance policies, with a cash surrender value of $60,722. Mr. O'Malley elected to receive a lump sum distribution in the amount of $110,371 under the ESSP, which was paid to him on January 15, 2000. Mr. O'Malley has continuing obligations under his employment agreement, including a noncompetition covenant until June 30, 2001.

     Mr. Hald was employed by the Company at the end of the 1999 fiscal year under an employment agreement, but is no longer employed by the Company, effective November 1, 1999. Under the terms of his employment agreement, Mr. Hald received a lump sum payment in the amount of $1,066,002, which is equal to three times the sum of (i) his base salary in effect immediately prior to his cessation of employment, plus (ii) the average of the annual bonuses paid to him for the three fiscal years immediately preceding fiscal year 2000. In addition, Mr. Hald received $176,250 in accrued vacation pay.

     The Company and Mr. Hald each have continuing rights and obligations under Mr. Hald's employment agreement. The Company will continue to contribute to his medical and dental insurance premiums, continue to pay Mr. Hald's fixed bonus, and continue to make premium payments on his split-dollar insurance policies. Each of these obligations will continue until the first to occur of Mr. Hald obtaining alternative employment or November 1, 2001. The Company has agreed to provide Mr. Hald with a lump sum distribution under the SERP in the amount of $594,863. Mr. Hald elected to receive a lump sum distribution in the amount of $56,129, which was paid to him on January 12, 2000. Mr. Hald's noncompetition covenant under his employment agreement will continue until November 1, 2001. Under certain circumstances, if the Company defaults in certain of its obligations to Mr. Hald, the Company will transfer Mr. Hald's split-dollar policies to him and will release him from the noncompetition covenant and from the obligation to reimburse the Company for the split-dollar premiums.

     Mr. Daniel was employed by the Company at the end of the 1999 fiscal year under an employment agreement, but is no longer employed by the Company, effective February 15, 2000. Mr. Daniel may elect to receive a lump sum distribution under the ESSP. Mr. Daniel has continuing obligations under his employment agreement, including a noncompetition covenant until February 15, 2002.

     Mr. Manton was employed by Pinacor, Inc. at the end of the 1999 fiscal year under an employment agreement, but is no longer employed by Pinacor, Inc., effective February 15, 2000. Mr. Manton may elect to receive a lump sum distribution under the ESSP. Mr. Manton has continuing obligations under his employment agreement, including a noncompetition covenant until February 15, 2002.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The  Company's  Executive  Compensation  program  is  administered  by  the
Compensation Committee of the Board of Directors. The members of the Compensation Committee are not employees of the Company. The Compensation Committee determines the compensation of the Company's executive officers, approves any employment agreements with the Company's officers, and administers the Company's stock option plans and certain of the Company's other benefit plans.

EXECUTIVE COMPENSATION POLICIES

     OVERVIEW. Incentive compensation arrangements are the cornerstone of the Compensation Committee's executive compensation policies. These incentive compensation arrangements reward those executive officers who achieve individual and Company objectives that increase stockholder value.

     The Company's executive compensation package consists of three components: base salary and related benefits; annual cash bonus incentives; and stock-based compensation incentives. The Compensation Committee reviews each of these components and develops an incentive compensation package for each of the Company's executive officers based, in part, upon the recommendations of senior management and, in part, upon the Compensation Committee's assessment of each executive officer's contribution to the Company. In addition, from time to time, the Compensation Committee reviews competitive information. The Compensation Committee strives to develop individual compensation packages for the Company's executive officers that will encourage superior individual and Company-wide performance, serve to retain those executive officers that perform well, and lead to increased stockholder value. Each component of the Company's executive compensation package is discussed in detail below.

     BASE SALARY AND BENEFITS. The first component of the Company's executive compensation package is base salary and related benefits. Each executive officer receives a base salary and benefits based on his or her responsibilities and performance. The Compensation Committee reviews each executive officer's base salary and benefits on at least an annual basis.

     ANNUAL INCENTIVE BONUS. The second component of the Company's executive compensation package is an annual incentive bonus. With the exception of Messrs. Manton and O'Malley, none of the Company's executive officers received bonuses for fiscal year 1999. In light of Messrs. Manton and O'Malley's contributions to Pinacor's fiscal year 1999 financial results and based on a formula tied to Pinacor's earnings, the Compensation Committee awarded Messrs. Manton and
O'Malley cash incentive bonuses of $62,776 and $113,333, respectively. In addition, Messrs. Daniel, Hald, Koziol, McKeever, and O'Malley each received fixed bonuses of $18,010, $13,831, $4,018, $36,403, and $4,052, respectively, pursuant to their employment agreements, as reflected in the "Summary Compensation Table" on page 8.

     STOCK-BASED COMPENSATION INCENTIVES. The third component of the Company's executive compensation package is stock-based compensation incentives, traditionally stock options. This compensation component is an important incentive tool designed to more closely align the interests of the executive officers of the Company with the long-term interests of the Company's stockholders and to encourage its executive officers to remain with the Company.

     The Compensation Committee traditionally grants options to the Company's executive officers and key associates (employees) on an annual basis. In selecting recipients and the size of option grants during fiscal year 1999, the Compensation Committee considered the recommendations of the Company's Chief Executive Officer and Chairman of the Board, Jeffrey D. McKeever; the other components of the recipients' compensation packages; the recipients' responsibilities and performance; the Company's performance during the preceding fiscal year; and prior option grants. The Compensation Committee gave a great deal of weight to Mr. McKeever's recommendations. Mr. McKeever did not make recommendations with respect to his own stock option grants.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In fiscal year 1999, the Chief Executive Officer of the Company, Jeffrey D. McKeever, was compensated pursuant to an employment agreement. Under the agreement, Mr. McKeever receives a base salary of $650,000 plus a fixed cash bonus of $36,403. Mr. McKeever waived $76,530 of salary in fiscal year 1999 in exchange for option grants as described in footnote 2 to the "Summary Compensation Table." The Compensation Committee did not increase Mr. McKeever's base salary during fiscal year 1999, nor did Mr. McKeever receive an incentive bonus during fiscal year 1999.

     Consistent with the Compensation Committee's determination to provide incentives to maximize stockholder value, the Compensation Committee approved the option grants to Mr. McKeever described in "Options/SAR Grants In Last Fiscal Year" Table.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year. The term "covered employee" for this purpose is defined generally as the chief executive officer and the four other highest paid employees of the corporation. Performance-based compensation is outside the scope of the $1 million limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount; provided that, among other requirements, such compensation is approved by stockholders.

     It is the general policy of the Company to make a reasonable effort to satisfy the requirements of Section 162(m) in order to secure the maximum possible deductions. At the same time, the Company recognizes that it must appropriately compensate its key executives in order to enhance stockholder value. On occasion, certain considerations may necessitate the implementation of a compensation program pursuant to which some or all of the compensation paid will not be deductible.

                         WILLIAM H. MALLENDER, CHAIRMAN
                               LYNDA M. APPLEGATE
                             CYRUS F. FREIDHEIM, JR.
                              ROY A. HERBERGER, JR.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the total cumulative stockholder return on the Company's Common Stock for the period October 30, 1994 through October 31, 1999 with the cumulative total return on the (a) Nasdaq Index, (b) a peer group consisting of CompuCom Systems, Inc., Inacom Corp., Ingram Micro, Inc., Merisel, Inc., and Tech Data Corporation, and (c) the Standard & Poor's MidCap Index (which includes 400 companies with a total capitalization of $922 billion). The Company believes that the Standard & Poor's MidCap Index is no longer an adequate comparison. Accordingly, the Company has elected to compare its total cumulative stockholder return with that of an industry peer group. The Company has included the Standard & Poor's MidCap Index as required by SEC rules. The comparison assumes that $100 was invested on October 30, 1994 in the Company's Common Stock and in each of the comparison indices.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
          AMONG MICROAGE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
                  THE S & P MIDCAP 400 INDEX AND A PEER GROUP.

                                      CUMULATIVE TOTAL RETURNS
                      ----------------------------------------------------------
                      10/30/94  10/29/95  11/3/96   11/2/97   11/1/98   10/31/99
                      --------  --------  -------   -------   -------   --------
MICROAGE, INC.         100.00     69.15    164.89    187.23    121.28     19.15
PEER GROUP             100.00     78.98    142.51    196.96    187.96     71.24
NASDAQ STOCK MARKET
(U.S.)                 100.00    134.65    158.93    209.16    234.09    390.84
S & P MIDCAP 400       100.00    121.21    142.23    188.70    193.45    234.20

----------
* $100 INVESTED ON 10/30/94 IN STOCK OR ON 10/31/94 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.

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
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into employment agreements with Messrs. Koziol and McKeever. See "Executive Compensation -- Employment Contracts and Related Matters." In addition, in August 1999, the Company loaned the principal sum of $160,000 to Mr. Koziol, the Company's President and Chief Operating Officer. Such loan bears interest at the rate of 8% per year, is due and payable on February 10, 2001, and is secured by a Deed of Trust on Mr. Koziol's personal residence.

     On February 14, 2000, MicroAge Computer Centers, Inc. sold to Inter-Tel, Incorporated a used aircraft for $1.2 million. Steven G. Mihaylo, a director of the Company, is the Chief Executive Officer and Chairman of the Board of Inter-Tel, Incorporated. The price of the aircraft was determined through negotiations with an unaffiliated third party.

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the SEC. Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal year 1999 all filing requirements applicable to its directors, officers, and greater than 10% beneficial owners were complied with.

                                    AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers LLP to audit the consolidated financial statements of the Company for the fiscal year ending October 29, 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

                      STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Company's By-Laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 60 nor more than 90 days prior to the first anniversary date of the preceding year's annual meeting. To properly bring a director nomination or other matter before the 2001 Annual Meeting of Stockholders, the nomination or proposal must be received by January 26, 2001. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices in Tempe, AZ.

     In addition to the foregoing, in accordance with the rules of the SEC, any proposal that a stockholder intends to present at the 2001 Annual Meeting of Stockholders must be received by the Company by October 26, 2000 to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

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